Tandy Brands Accessories, Inc.	Investor Relations:
J.S.B. Jenkins	Integrated Corporate Relations
President/Chief Executive Officer	Bill Zima (203) 682-8200
(817) 548-0090	Media Relations:
britt_jenkins@tandybrands.com	Monarch Communications, Inc.
Jeff Siegel (516) 569-6144

TANDY BRANDS ACCESSORIES ANNOUNCES PRELIMINARY
THIRD QUARTER 2005 RESULTS

ARLINGTON, TX, April 15, 2005 – Tandy Brands Accessories, Inc. (Nasdaq NM:TBAC) today announced preliminary financial results for the third quarter ended March 31, 2005.

Total revenues for the third quarter are expected to be approximately $44 million, which is in line with the company’s previous outlook of $43 to $46 million. The company expects to report a per share net loss for the third quarter ranging between $0.15 and $0.20 per diluted share, compared to its previous third quarter 2005 earnings per share guidance of $0.05 to $0.08 per diluted share. The net loss relates to softer than expected results during March, particularly in the company’s women’s mass merchant accessory business, increased selling, general and administrative expenses, and higher than anticipated return experience related to the ETON gift accessory business.

J. S. B. Jenkins, President and Chief Executive Officer, commented, “We are clearly disappointed with our recent results and near-term outlook, which have not met our expectations. Consumer demand toward the end of the quarter was affected by adverse weather conditions in many parts of the country. The reductions in traffic during the Easter shopping season and competitive retail pressures, created a challenging market environment, particularly in the women’s mass merchant business segment. We believe that the issues impacting our women’s business in the third quarter will carry over into the fourth quarter.”

Mr. Jenkins concluded, “We continue to believe strongly in our market opportunities. While the level of returns in our gift accessories business was higher than expected in the third quarter, the financial performance of ETON remains strong and above our internal plan. Our men’s business, which already benefits from some of the improvements that need to be made to our women’s group, continues to exceed our expectations. We are working aggressively to return the women’s mass merchant business to acceptable levels of profitability and performance. We believe that our initiatives, while still being finalized, will properly address the issues impacting this segment of our business. We look forward to further discussing our planned initiatives, as well as our guidance for the fourth quarter, during our scheduled third quarter conference call.”

The Company is scheduled to release its third quarter 2005 financial results on April 22, 2005, and will hold a conference call that same day at 10:00 a.m. ET. The dial-in number for the call is (913) 981-4911. For those who are unable to listen to the live broadcast, an audio replay of the call will be available through Friday, April 22, 2005, and can be accessed by dialing (719) 457-0820, passcode #5497798. A live webcast of the conference call will also be broadcast at:

www.viavid.net.

About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, socks, scarves, neckwear, gifts, sporting goods, and cold weather and hair accessories. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.

Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.